Investor Presentation April 2019 Exhibit 99.2

This investor presentation (“Investor Presentation”) is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination (the “Business Combination”) between Leo Holdings Corp. (“Leo”) and Queso Holdings Inc. (“Queso”), the corporate parent of CEC Entertainment, Inc. (“CEC”, “Chuck E Cheese’s” or the “Company”), pursuant to the Business Combination Agreement among Leo, Queso and the other parties thereto. The information contained herein does not purport to be all-inclusive and none of Leo, CEC, Queso nor their respective affiliates makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Investor Presentation. This Investor Presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of CEC, Queso or Leo, or any of their respective affiliates. You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained herein to make any decision. The distribution of this Investor Presentation may also be restricted by law and persons into whose possession this Investor Presentation comes should inform themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the recipient will neither use, nor cause any third party to use, this Investor Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder. Forward-Looking Statements. Certain statements in this presentation may be considered forward-looking statements. Forward-looking statements generally relate to future events or Leo’s or the Company’s future financial or operating performance. For example, projections of future Adjusted EBITDA, Gross Profit, Capital Expenditures and Free Cash Flow are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Leo and its management, and CEC and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management's control including competition and general economic conditions for the Company and its management, and other risks, uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in (i) Leo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018. Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Leo nor the Company undertakes any duty to update these forward-looking statements. Financial Presentation. All Company financial information included in this presentation is consolidated financial information of Queso, the direct parent holding company of CEC and the entity that will be party to the transaction with Leo. Queso has no material assets other than its ownership of CEC and conducts no operations other than through CEC and its subsidiaries. Non-GAAP Financial Information. In this presentation, Leo and the Company may refer to certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Venue-Level Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR margin, Free Cash Flow and Free Cash Flow Conversion. To the extent Leo and the Company disclose non-GAAP financial measures, please refer to footnotes where presented on each page of this presentation or to the appendix found at the end of this presentation for a reconciliation of these measures to what the Company believes are the most directly comparable measure evaluated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). This presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included. Use of Projections. This Investor Presentation contains financial forecasts of the Company. Neither the Company’s independent auditors, nor the independent registered public accounting firm of Leo, audited, reviewed, complied, or performed any procedures with respect to the projections for the purpose of their inclusion in this Investor Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Investor Presentation. These projections should not be relied upon as being necessarily indicative of future results. Additional Information. In connection with the proposed Business Combination, including the domestication of Leo as a Delaware corporation, Leo intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Leo, and after the registration statement is declared effective, Leo will mail a definitive proxy statement/prospectus relating to the proposed Business Combination to its shareholders. This Investor Presentation does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Leo’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about CEC, Leo and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to shareholders of Leo as of a record date to be established for voting on the proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Leo Holdings, Corp., 21 Grosvenor Place, London, SW1X 7HF. Participants in the Solicitation. Leo and its directors and executive officers may be deemed participants in the solicitation of proxies from Leo’s shareholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in Leo is contained in Leo’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Leo Holdings, Corp., 21 Grosvenor Place, London, SW1X 7HF. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed Business Combination when available. Queso and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Leo in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement/prospectus for the proposed Business Combination when available. Disclaimer

Today’s Presenters Tom Leverton Chief Executive Officer CEC Entertainment CEO since June 2014 Previously CEO of TopGolf, an emerging global leader in golf entertainment Previously CEO of Omniflight Lyndon Lea Chairman and Chief Executive Officer Leo Holdings Managing Partner of Lion Capital Founded Lion Capital in 2004 Prior Partner of Hicks, Muse, Tate & Furst Previously served at Glenisla James Howell Chief Financial Officer CEC Entertainment CFO since September 2018 Former CFO of Billabong Previously Executive VP and Treasurer at Nordstrom Previously held positions at Blockbuster and PwC

Best-in-Class Sponsorship with Aligned Interests Lion Capital and its Principals have invested over $8.2 billion in 42 portfolio companies since inception Deep knowledge and expertise in the consumer sector In February 2018, Lion Capital raised a $200mm SPAC, Leo Holdings (NYSE: LHC), focused on investing in consumer and retail companies Select Investment Experience Overview of Lion Capital Apollo’s private equity business has $69 billion AUM(1) and Apollo funds have invested in 150+ portfolio companies since inception in a wide variety of sectors Significant experience investing in consumer, retail and out-of-home entertainment sectors Overview of Apollo Select Investment Experience (1)As of December 2018.

Company Highlights & Strategy

CEC is a Leader in Family Entertainment

- A leading owner, operator and franchisor of a global network of entertainment and dining venues across two complementary brands
- Founded in 1977; 40+ year track record
- Highly profitable venue base that combines games, entertainment, merchandise and food
- Strong value proposition that attracts a broad customer base that wants FOOD & FUN!

CHUCK E. CHEESE'S
Where A Kid Can Be A Kid.®

"Where a Kid Can Be A Kid®"

peter piper pizza.

"Pizza Made Fresh, Families Made Happy"

#1 Brand for Family Entertainment

#1 Birthday Brand in America


FUN!
FOOD!
KIDS!
FAMILIES!

Key Statistics

750 Systemwide Venues	**$896m** FY18 Revenue	**+3.3%** Same Store Sales (Q4'18)(1)	**+7.7%** Same Store Sales (Q1'19E)(1)
~85% FY18 Gross Margin	**$175m** FY18 Adjusted EBITDA(2)	**~20%** FY18 Adjusted EBITDA Margin	**$187m** FY19E Adjusted EBITDA

(1) Defined as sales for domestic owned company-operated venues that have been open for more than 18 months as of the beginning of each respective fiscal year or for acquired venues the Company has operated for at least 12 months as of the beginning of each respective fiscal year.

(2) See "Non-GAAP Financial Information" and "Appendix."

6

Two Distinct, Highly Complementary Brands

	CHUCK E. CHEESE'S	peter piper pizza.
Brand Snapshot	Where a Kid Can Be A Kid®	"Pizza Made Fresh, Families Made Happy"
Target Customer	■ Families with kids 2 to 12 years old within 20 minutes of venues	■ Adults and families with older kids (~10 to 16 years old)
Geographic Presence	47 states and 14 foreign countries	6 states (AZ, CA, FL, NM, NV, TX) and Mexico
Global Footprint	**Total Venues:** 606 **% International:** 13% **% Franchised:** 15%	**Total Venues:** 144 **% International:** 31% **% Franchised:** 73%
Average Sales Per Venue(1)	~$1.6 mm	~$1.8 mm
Average Venue Sq. Footage	~12,700 sq. ft.	~10,100 sq. ft.
Venue Revenue Mix	 Food & Beverage 43%; Entertainment & Merchandise 57%	 Entertainment & Merchandise 27%; Food & Beverage 73%
Guest Frequency(2)	3x per year	2x per month
Revenue Contribution	91%	9%

Note: All figures as of FY18.
(1) Represents venues in comparable venue base.
(2) Chuck E. Cheese's Brand Tracking Study, Russell Research, October 2018.

7

CEC Offers A Truly Unique Value Proposition For Kids Restaurants Family Entertainment Destination Entertainment Global Player Regional / Domestic Players Full Service Dining Pizza-Focused QSR CEC is the Most Scaled Player in the Industry …with a Proven Long-Term Track Record Founded in 1977 Limited disruption from home entertainment and consumer trends Consistent demand for clean, safe, affordable family entertainment Broad, growing target population that is consistently refreshed CEC is the only global player ~6x

CEC: Then vs. Now

Substantial Investments Have Strengthened and Accelerated CEC's Go-Forward Growth Profile

		2012	2018 (1)	Then vs. Now
Venue Base	# of Venues	▪ 565 venues	▪ 606 + 144 Peter Piper venues	▪ Greater scale/diversification
	International Chuck E. Cheese's	▪ 16 franchised venues	▪ 65 + 44 Peter Piper franchised venues	▪ Proven franchised growth platform
	Buildout Cost	▪ $2.9M	▪ $2.5M	▪ Less capital intensive
Business Operations	Operational Systems	▪ Limited	▪ Labor and Inventory Management	▪ Improved efficiency
	Game Redemptions	▪ Tokens	▪ RFID Game Card/Systems	▪ Modernized guest experience
	Guest Data	▪ Little to no data	▪ Loyalty Program	▪ Improved management
	Net Promoter Score ("NPS")(2)	▪ 78%(3)	▪ 91%	▪ Critical for repeat visits
Organic Growth Levers	Marketing	▪ All linear kids TV	▪ New digital capabilities	▪ Increased reach and ROI
	Pricing / Spend	▪ No ability to take game price	▪ Various grids and new capabilities ▪ Increasing average ticket	▪ Analytically rigorous approach with new data sources and capabilities
	Traffic Drivers and Approach	▪ No major innovation ▪ Aging venue base	▪ Test and learn approach: new products and messages	▪ Foundation for future growth

9

(1) All figures as of 2018A.
(2) Net Promoter Score represents percent of positive responses to guest survey asking "How likely is it that you would recommend Chuck E. Cheese's to a friend or colleague?"
(3) As of Q3 2013.

Significant SSS Momentum

Evolution of In-Store Experience

- ✓ Improved food quality, with new menu in April 2015
- ✓ Improved/launched amenities, including WiFi
- ✓ New hospitality-oriented training program for staff
- ✓ Capital investments to position CEC for the future:
  - RFID Card (PlayPass) and data systems
  - Labor and inventory management

Capitalizing on Growth Opportunities

- ✓ New entertainment products: All You Can Play ("AYCP") and "More Tickets" which improve guest value perception
- ✓ Innovative game pricing initiatives
- ✓ Remodel program in early innings
- ✓ Growth opportunities in international markets

Favorable customer feedback with Net Promoter Scores increasing to 91%(1)



(2.2%)
(0.4%)
2.8%
(4.8%)
(0.0%)
4.2%
4.0%
Annual SSS Growth(2)
2014A
2015A(3)
2016A(4)
2017A
2018A
2019E
2020E(3)



(5.1%)
1.0%
2.2%
3.3%
7.7%
Quarterly SSS Growth(2)
Q1'18A
Q2'18A
Q3'18A
Q4'18A
Q1'19E



Strong Flow Through
LTM Adj. EBITDA(5)
$167
18.9%
$171
19.2%
$175
19.5%
$183
20.0%
Q2'18A
Q3'18A
Q4'18A
Q1'19E
Margin

Payment Processing Issues Impact Sales

- Connected Payments, a POS solution from NCR, was tested at the end of 2016, with national implementation during the first six months of 2017
- Significant credit card decline rates (up to 15%) impacted sales
- Issue was largely resolved by Q1 2018

10

(1) Represents percent of positive responses to guest survey asking "How likely is it that you would recommend Chuck E. Cheese's to a friend or colleague?".
(2) Defined as sales for domestic owned company-operated venues that have been open for more than 18 months as of the beginning of each respective fiscal year or for acquired venues the Company has operated for at least 12 months as of the beginning of each respective fiscal year.
(3) 53 week fiscal year (Q4 and YTD presented on a 52 week basis).
(4) Beginning in Q1 2016, PPP venues included in comparable store growth percentages reported. Shown on calendar basis.
(5) See "Non-GAAP Financial Information" and "Appendix."

CEC's Growth Opportunity

Strong growth algorithm in CEC's core business with $56mm PlayPass investment and proven initiatives

+7.7% Q1 2019E SSS Growth(1)	8.2% 2018-2020 EBITDA CAGR	~$275mm Adj. EBITDA Target by 2023

Chuck E. Cheese's Frequency Of Visits

- Benefits of operational improvements

Potential to grow visits by neutralizing veto votes



3
9
Average Visits(3) Per Year
Average(3) Requests to Visit Per Year

Spending Per Visit(2)

- Leverage investments for new products and price to increase ticket

~2.5x higher spend on other out-of-home experiences



$39
$112
CHUCK E. CHEESE'S
Movie Theaters

AUV Uplift From Remodels ($mm)

- Ongoing remodel program

~12%+ AUV growth proven at new remodels



$1.6
$1.8
CHUCK E. CHEESE'S
CHUCK E. CHEESE'S
Current AUV
Projected AUV

International Venue Growth

- Expanding franchised international presence

Signed development agreements for 82 additional venues



109
191
Current
Potential
International Franchise Venues

11

(1) Defined as sales for domestic owned company-operated venues that have been open for more than 18 months as of the beginning of each respective fiscal year or for acquired venues the Company has operated for at least 12 months as of the beginning of each respective fiscal year.
(2) Pricing for parties of 2 adults and 2 children for an everyday visit.
(3) Chuck E. Cheese's Brand Tracking Study, Russell Research, October 2018.

Key Investment Highlights Iconic Brand Offering Families a Unique Experience 1 Compelling Consumer Value Proposition 2 Attractive Margin and Cash Flow Dynamics 5 Highly Resilient Through Economic Cycles 4 Substantial Scale with Attractive Venue Portfolio 3 Experienced Management Team 6 Well Positioned for Future Growth 7

1 Iconic Brand Offering Families a Unique Experience

Iconic Brand That Kids Love…

#1 Brand for Family Entertainment

#1 Birthday Brand in America

86% Brand Familiarity Among Kids Aged 6-8[4]

9 in 10 Moms Have Taken Their Children to Chuck E. Cheese's[1]

9 Times Per Year Kids Request to Visit Chuck E. Cheese's[2]

Unaided Brand Awareness vs. Brand Alternatives[3]



61%
21%
8%
7%
3%
2%
CHUCK E. CHEESE'S
DAVE & BUSTER'S
SKY ZONE
Monkey Joe's
Chick-fil-A

Chuck E. Cheese's Q-Score vs. Select Kids Characters[4]



41
38
37
30
29
17
Spiderman
Ronald McDonald
Mickey Mouse
Barbie
Bugs Bunny

…Offering A Highly Differentiated, Affordable Experience

	Video Games	Skill Games	Rides	Activities	Shows	Branded Characters	Prizes	Casual Dining	Convenience (20 min. drive)	Focused on Children 2-12
Chuck E. Cheese's	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Amusement Parks	✓	✓	✓	✓	✓	✗	✓	✗	✗	✗
Movie Theaters	✗	✗	✗	✗	✓	✗	✗	↔	✓	✗
Restaurants	✗	✗	✗	✗	✗	✗	✗	✓	✓	✗

13

Source: Chuck E. Cheese's Brand Tracking Study, Russell Research, September 2018 and The Character Q Score, Spring 2017.
(1) Surveyed women aged 21 – 54 who live within 15 miles of a Chuck E. Cheese's, have at least one child age 3-8 living in their household, have been to a category restaurant in the past 12 months, are likely to visit a category restaurant in the next 12 months and do not work in a competitive industry.
(2) When mothers aware of Chuck E. Cheese's asked "How often do(es) your child(ren) ask to go to Chuck E. Cheese's?"
(3) When mothers (on an unaided basis) were asked "When thinking about places to take your children for family-fun and entertainment, and also having a meal and/or snacks, what is the first place that comes to mind? What other places come to mind?"
(4) The Character Q Score, Spring 2017, Marketing Evaluations, kids ages 6-8. Measures likability and awareness of characters.

Compelling Consumer Value Proposition Family Dining Movie Theatres Bowling Amusement Parks 30 game plays Food and drinks for 4 Food and drinks for 4(2) Excludes entertain-ment 30 game plays Food and drinks for 4 2 adult tickets 2 child tickets Food and drinks for 4 1 lane rental 4 shoe rental Food and drinks for 4 4 tickets Tokens for 4 Food and drinks for 4 2 adult tickets 2 kids tickets Food and drinks for 4 Affordable, approachable, and convenient Appeals to broad cross section of U.S. consumer base Defensible spend in all economic environments Source:Internal survey of competitors’ websites and phone surveys by Company employees in December 2018. (1)Illustrative pricing for parties of 2 adults and 2 children for an everyday visit. Based on New York pricing versus $35 price point in most U.S. venues. (2)Based on 2 kids meals (pizza), 2 adult burgers & fries, and 4 beverages at Chili’s. Best-in-class Value Offering – Illustrative Pricing for Everyday Visit Average Check for Special Occasion Party¹ Source: Pricing received from establishments in the New York City area 1 Illustrative pricing for parties of 2 adults and 10 children. For laser tag, bowling, movies includes $5 / person for food. 2 Illustrative pricing for parties of 2 adults and 2 children. American Girl pricing from “Day at American Girl Place” visit for 1 adult and 1 child. (Pricing for Parties of 2 Adults and 2 Children for an Everyday Visit) (1) 2

Substantial Scale with Attractive Venue Portfolio (1)Venue-Level Adjusted EBITDA figures exclude franchise fees and royalties, advertising expense and corporate general and administrative expenses. Shown on a cash basis, excluding the PlayPass deferral allocation. Excludes new venues opened for < 1.5 years and closed venues. CEC Headquarters: Irving, TX CEC Continues to Have Underpenetrated Markets Globally Attractive Venue Portfolio ~2% of venues are 4-wall unprofitable(1) Limited mall exposure Flexibility in new markets >2.0 venues / million 1.5-2.0 venues / million 1.0 – 1.5 venues / million <1.0 venue / million No venues Venue Concentrations by Population (3) International Venues by Location(2) Country / Territory Mexico 63 Saudi Arabia 18 Canada 11 Chile 7 Peru 3 Puerto Rico 3 UAE 3 Guatemala 2 Panama 2 Trinidad 2 Colombia 2 Honduras 2 Guam 1 Costa Rica 1 Total 120 Domestic Venues Chuck E. Cheese’s Venues Company-owned 504 Franchised 26 Total 530 Peter Piper Pizza Venues Company-owned 39 Franchised 61 Total 100 Total Domestic Venues 630 Total Global Venues 750 3 (2)As of December 31, 2018. (3)Includes 44 Peter Piper Pizza venues.

2009 Performance by Industry (1) (2) (3) Highly Resilient Through Economic Cycles Oil Price Shock (1990–1992) Note: Figures exclude Peter Piper Pizza. (1)Includes Carnival Corporation and Royal Caribbean Cruises, using revenue growth as a proxy for SSS. (2)Includes Cedar Fair, Great Wolf Resorts, and Six Flags Entertainment, using revenue growth as a proxy for SSS. CEC price point is attractive in any economic condition Demonstrated resiliency in historical economic downturns Strong and consistent demand for family entertainment offerings Dot-com Bubble (2000–2002) Great Recession (2008–2010) Average 0.1% Chuck E. Cheese’s SSS Parents always need to entertain kids Positive SSS average during recession period 4 (3)Index represented by Knapp Track data set.

5 CEC's Structural Advantage

- Combination of diversified high margin revenue mix results in industry-leading margins
  - Low product cost component for entertainment and merchandise offerings results in 92% gross margins
  - Favorable food and beverage gross margins of 76%
  - 196 franchise locations generate highly profitable recurring franchise fees and royalties

Structurally Superior Gross Profit Margins…



92%
76%
85%
+1,400 bps
71%
+
=
Entertainment and Merchandise
Food and Beverage
CEC entertainment
Restaurant Median

…Drive Industry-Leading Venue-Level Adj. EBITDA[1] Margins…



29%
+1,200 bps
17%
CEC entertainment
Restaurant Median

…Resulting in Leading Adj. EBITDAR / EBITDA[2] Margins



30%
+1,400 bps
16%
20%
+700 bps
13%
Adj. EBITDAR Margin
Adj. EBITDA Margin
CEC entertainment
Restaurant Median

Defensible model benefitting from diversified revenue streams and high margins

17

Note: Financials as of FY18. Restaurant median includes: BJ's, Cheesecake Factory, Cracker Barrel, Darden, Texas Roadhouse.
(1) Venue-Level Adjusted EBITDA figures exclude franchise fees and royalties, advertising expense and corporate general and administrative expenses.
(2) See "Non-GAAP Financial Information" and "Appendix."

5 Attractive Free Cash Flow Dynamics

Consistently Strong Margins

Gross Profit
($ in millions)



$787
$759
$765
$796
$836
85%
86%
85%
86%
86%
2016A
2017A
2018A
2019E
2020E
Gross Profit
% Margin

Adj. EBITDA Margin

23%	20%	20%	20%	21%

- ✓ Strong gross profit margins
- ✓ CEC has never had to sacrifice on pricing

Limited Maintenance CapEx

Maintenance CapEx
($ in millions)



$34
$36
$45
$35
$33
2016A
2017A
2018A
2019E
2020E

% of Sales

4%	4%	5%	4%	3%

- ✓ Capital light game refresh approach – 250 venues cycle 25 – 35% of games annually
- ✓ Game enhancements aided by scale – largest game buyer in the world

Discretionary Free Cash Flow

Discretionary Free Cash Flow(1)
($ in millions)



$174
$145
$130
$152
$172
2016A
2017A
2018A
2019E
2020E

% FCF Conversion(2)

84%	80%	74%	81%	84%

- ✓ High level of discretionary free cash flow available for investments in high ROI uses of capital

18

(1) Calculated as Adj. EBITDA – Maintenance CapEx. See "Non-GAAP Financial Information" and "Appendix."
(2) Calculated as (Adj. EBITDA – Maintenance CapEx) / Adj. EBITDA. See "Non-GAAP Financial Information" and "Appendix."

Name and Title Jim Howell Executive Vice President, Chief Financial Officer CFO of the Company since September 2018 Most recently CFO of Billabong Prior positions at Nordstrom, Blockbuster and PwC Experienced Leadership Team Positions the Company for Growth Name and Title Background Selected Prior Experience Name and Title Roger Cardinale President President of the Company since June 2014 Various roles during his 33 year tenure at CEC Name and Title Tom Leverton Chief Executive Officer CEO of the Company since June 2014 Experience in food and entertainment Prior CEO of TopGolf, leader in golf entertainment Chief Administrative Officer and President of Peter Piper Pizza since 2018; joined CEC in 2014 Prior to CEC, VP of Sales, Marketing, and Advertising at Reddy Ice Name and Title Randy G. Forsythe Executive Vice President, Chief Operating Officer Name and Title Ashley Zickefoose Executive Vice President, Chief Marketing Officer Mahesh Sadarangani Executive Vice President, Chief Administrative Officer EVP, Director of Operations since 2008 Prior to this role, served as SVP from 2000 to 2008 Various roles during his 37 year tenure at CEC CMO since March 2018 Prior to CEC, CMO at On The Border Mexican Grill and Cantina 6

7 Well Positioned For Future Growth

"Enhance What We Do For Kids, Wildly Improve What We Do For Adults"

A — Enhance Total Customer Experience
- Enhance Customer Experience
- Menu Innovation
- Digital and Social Marketing
- Loyalty Program

B — Unlock Operational Investments
- PlayPass
- All You Can Play
- More Tickets
- Entertainment / Game Pricing

C — Venue Growth & Enhancement
- Remodel Program
- International Venue Growth

Current Initiatives

D — Extension of CEC Brand
- Game Apps
- At-Home Food
- Merchandise
- Film & Media

E — M&A Initiatives
- Platform for Consolidation
- Numerous M&A Opportunities

Supplement Organic Growth Through New Sources of Value Creation

Future Initiatives(1)



(1) Not incorporated in the projections set forth herein.

20

Digital and Social Marketing Shifted approach from kids-only on TV to reaching out directly to Moms on TV Total spend in digital channels represents ~25% of total advertising Launched active PR / influencer programs Shifting Mom marketing to digital and social 1:1 targeting ‘Event-based’ messaging (e.g., when it rains) In-App advertisements Enhance In-Store Experience Discuss removing page (moving content further back) Renewed focus on customer service, new hospitality training New entertainment show with top 40 music and WiFi Enhanced cleanliness through new products and processes 2015: CEC’s marketing approach shifted from kids-only on linear TV to a strategy of also reaching out directly to Moms on TV and digital channels 2019: CEC is shifting all Mom marketing to digital and social channels. Total spend in digital channels represents 27% of total advertising Launched active PR and influencer programs Improved game-apps and YouTube content Launched with free personal pizza at sign-up and $10 of value for every third visit. 650k members since launch Can enable new, targeted marketing and guest analytics. App could enable additional capabilities (e.g., mobile ordering) Targeted messaging based on CRM / BI, testing around Various rewards Now Future Improving Food Quality New menu introduced New made-from-scratch recipes; more sophisticated options for parents Chuck E. Cheese’s pizza beat Pizza Hut in a nationwide taste test Menu simplification Mobile ordering Taste tests to continue to raise perception of food Food presentation Focus on Customer Experience Implemented new hospitality training program Updated entertainment: Top 40 music and WiFi Enhanced cleanliness Better ordering / checkout Climbing and augmented reality offerings Improved birthday packages (~15% of sales) Loyalty Launched new loyalty program in Feb 2018 $10 value for every 3rd visit to drive frequency ~650k members since launch Targeted messaging based on CRM / BI Testing loyalty offerings with various awards A

PlayPass Revolutionized Gameplay and Management Discuss removing page (moving content further back) PlayPass is RFID card replacement to prior token system Investment of $56mm in growth capital to develop Rollout to all company operated locations completed in 2018 Customer reaction has been extremely positive Each game costs 1 token Limited insight into gameplay and preferences Limited flexibility to raise game prices in 1 token increments Then Now Replaces tokens with points AYCP model removes pay-per-game entirely Testing flexible and dynamic pricing Better reporting and tracking of game popularity Enhanced game management and optimized layout Improved uptime (no more token jams) Lower costs (fewer labor hours counting tokens, no shrinkage from lost tokens) Enhanced ability to manage dynamic game pricing Overview Future Benefits Multi-point tests e-Tickets Roll out dynamic pricing B

All You Can Play (“AYCP”) Changes the Gaming Business Model Impact of AYCP AYCP is Perceived as a Greater Value Proposition New Approach AYCP is a time-based business model Guests purchase time blocks with unlimited games instead of purchasing a specific number of points Tested in 2017; launched nationwide in July 2018 Kids play more games and redeem more tickets for prizes Alleviates stress of tracking cash and time AYCP increases revenue and gross profit dollars Difficult to copy given competitor’s cost structure per game (price per game and COGS %) 2018 Entertainment & Merchandise Mix as a Percent of Total Revenue 2018 Nationwide Rollout in July 2018 Positive Comments on Price AYCPNon-AYCP 66% 44% NPS(1) scores in AYCP venues higher than control group venues Revenue shift to higher-margin entertainment offering (1)Net Promoter Score represents percent of positive responses to guest survey asking “How likely is it that you would recommend Chuck E. Cheese’s to a friend or colleague?” B

Pricing Initiatives and More Tickets Drive Perceived Value Discuss removing page (moving content further back) Now Future More Tickets Provides guests with a greater number of tickets per game (~2x) Tested in 2017; launched nationwide in September 2018 Surprise and delight effect, allowing kids to get a thrill from winning and access better prizes Low cost of prizes limits margin impact from increased gameplay Since only fully launched in September 2018, continuing to realize annualized benefits Roll out More Tickets at additional franchisees Initial tests show opportunity for increasing tickets per tap even further to generate more sales Pricing Initiatives CEC has taken little to no material game pricing historically CEC’s gameplays average ~$0.25, while competitor pricing can average over $1 per game CEC is currently testing various pricing initiatives Initial tests indicate low-to-mid-single-digit SSS opportunity Grid pricing: Pricing by location to reflect cost of living Flex pricing: Pricing by day of week, time of day Untapped pricing: Weather-based pricing More dynamic promotional calendar aligned with pricing Remodel-based pricing B

Growth Opportunity Post 2018, ~480 remodels yet to be completed(1) Potential incremental Adj. EBITDA of ~$45-55mm(2) Remodel Program Remodel program includes fulsome changes to the venues: 32 remodels completed to date, 60 expected in 2019 Additional 16 venues (2018 to-date) – Pre vs. Post Performance(1)(2) venues remodeled in 2018 outperforming 2017 cohort performance of +12% (Pre vs. Post change in SSS performance vs. core) TBU – Company to update? Remodel Projections Cost per Remodel $525k-$575k Sales Uplift +12% (~$200k) Flow Through ~50-60% Cash-on-Cash Return 20%+ Exterior and Signage Pizza Window Booths / Tables / Chairs Art / Décor Star Dance Stage Digital Menu Boards New Carpet / Tile Refreshed Game Offering Pre vs. Post Remodel Performance(3) (Change in SSS Performance vs. Core Venue Base) Remodels: (1)Future venues to be remodeled from 2019 onwards. Excludes remodels for Peter Piper Pizza. (2)Assumes 480 venues, $1.6mm AUV, 12% AUV uplift and 50-60% flow through. (3)Through Week 7, 2019. Growth Opportunity Post 2018, ~480 remodels yet to be completed(1) Potential incremental Adj. EBITDA of ~$45-50mm(2) C

International New Venue Opportunity The Company currently has a total of 109 international franchised venues 65 Chuck E. Cheese’s 44 Peter Piper Pizza Given CEC’s universal appeal to a global consumer base, management believes there is opportunity for significant international growth CEC’s key competitors have little to no presence internationally Historical Franchise Venue Count Chuck E Cheese’s International Franchise 2013 – 2018 CAGR: 25% Existing Presence 2019 Franchise Opening Future Near Term Expansion Plan Oman India United Arab Emirates Saudi Arabia Guam Development Agreements Country Future Commitments Bahrain 2 Costa Rica 2 El Salvador 2 Oman 3 Kuwait 4 Mexico 16 Saudi Arabia 23 Total 82 Chile 2 Honduras 1 India 7 Jordan 4 Pakistan 4 Peru 2 Trinidad 1 Colombia 4 Egypt 5 Pro Forma for Development Agreements of venues franchised C ~26%

Opportunities to Further Monetize CEC Brand Chuck E. Cheese resonates with customers Game Apps At-Home Food Merchandise Film & Media Strong restaurant and entertainment brands have developed significant licensing businesses Restaurants(2) Entertainment Strategic alliance to provide TopGolf branded experiences at ClubCorp properties Pursuing licensing opportunities for Caesar’s Palace, Cromwell, Flamingo and Linq brands ~$750mm ~$800mm ~$400mm ~$150mm ~$350mm(1) ~$2,000mm (1)Includes sales of K-Cups and RTD bottled iced coffee. (2)Retail sales of branded products. Brand Licensing Strategic Alliances Replace D

E Platform for Consolidation in a Fragmented Space

- CEC has a strong brand recognition, national footprint, and successful track record of integration
- CEC's focus on family entertainment and broad offerings provides a diverse array of adjacent opportunities

Case Study: Strategic Acquisition of Peter Piper Pizza

Overview of Acquisition

- Acquired by CEC in October 2014
- Acquired for less than 6x EV / Adj. EBITDA on a fully synergized basis peter piper pizza

Strategic Rationale

- Comparable but complementary to Chuck E. Cheese
- Able to acquire at attractive valuation



Acquisition Playbook

- Remodeled all restaurants to 2.0 concept
- Leveraged back office functions (e.g., accounting, finance, real estate, games) to deliver lower cost structure
- **Improved Peter Piper Pizza's Adj. EBITDA by ~35% through synergies**


prize pod

Key Benefits of Potential Acquisitions

- ✓ **Shared loyalty program**
- ✓ Shared data platform
- ✓ G&A savings
- ✓ OpEx / procurement leverage

Potential Acquisitions(1)

Target	Sales	EBITDA
Target A	~$280mm	~$50mm
Target B	~$60mm	~$15mm
Target C	~$50mm	~$10mm
Target D	~$50mm	~$10mm
Target E	~$50mm	~$10mm

(1) There are no current transaction-related discussions.

28

Financial Overview

Recent Momentum and Financial Performance

Strong Same Store Sales



1.0%
2.2%
3.3%
7.7%
Q2
Q3
Q4
Q1
2018A
2019E

Accelerating LTM Adj. EBITDA Growth(1)

($ in millions)



$167
$171
$175
$183
18.9%
19.2%
19.5%
20.0%
Q2'18A
Q3'18A
Q4'18A
Q1'19E
Margin

Net Promoter Score(2) At All Time Highs



86%
84%
87%
86%
87%
89%
91%
73%
70%
69%
71%
75%
80%
82%
Q2-17
Q3-17
Q4-17
Q1-18
Q2-18
Q3-18
Q4-18
Receipt Survey
Birthday Party

Commentary

- Since the launch of AYCP and More Tickets, CEC has shown consistently positive SSS
- The 32 newly remodeled venues, performing ~12%+ positive to other locations, contributed to the results in Q4 and are expected to be significant contributors to 2019 results
  - Additional 60 remodels to be completed in 2019
- Guest reactions to AYCP, More Tickets and remodeled locations have been extremely positive
  - Coupled with operational improvements, NPS scores have risen significantly

30

(1) See "Non-GAAP Financial Information" and "Appendix."
(2) Net Promoter Score represents percent of positive responses to guest survey asking "How likely is it that you would recommend Chuck E. Cheese's to a friend or colleague?"

Financial Summary

Venue Count



731
732
747
754
750
765
781
142
140
144
149
144
148
149
62
68
80
85
91
102
115
527
524
523
520
515
515
517
2014A
2015A
2016A
2017A
2018A
2019E
2020E
CEC-Owned
CEC-Franchised
PPP-Company Owned & Franchised

Remodels:	–	–	–	7	25	60	90
Cumulative Remodels:	–	–	–	7	32	92	182

Revenue

($ in millions)



$833
$898
$924
$887
$896
$929
$974
2014A
2015A(1)
2016A
2017A
2018A
2019E
2020E(1)

SSS:	(2.2%)	(0.4%)	2.8%[2]	(4.8%)	(0.0%)	4.2%	4.0%

Adj. EBITDA[3]

($ in millions)



$192
$205
$208
$181
$175
$187
$205
23%
23%
23%
20%
20%
20%
21%
2014A
2015A(1)
2016A
2017A
2018A
2019E
2020E(1)
% Margin

Capital Expenditures

($ in millions)

"Other CapEx" includes $56mm for PlayPass in 2015 – 2017



$78
$99
$94
$80
$103
$98
$22
$43
$39
$7
$12
$9
$14
$17
$15
$5
$15
$5
$13
$5
$4
$23
$41
$51
$29
$34
$36
$45
$35
$33
2015A
2016A
2017A
2018A
2019E
2020E
Maintenance CapEx
Remodeling
New Venues
Other(4)
Total Growth CapEx

31

(1) Shown on a 52-week basis.
(2) Shown on calendar basis.
(3) See "Non-GAAP Financial Information" and "Appendix."
(4) Includes CapEx related to PlayPass, IT Initiatives and Other Growth Initiatives.

Transaction Overview

Proposed Transaction Summary

Illustrative PF Valuation

($ in millions, except per share data)

CEC Illustrative Share Price	$10.00
Pro Forma Shares Outstanding	70
Pro Forma Equity Value	**$700**
Plus: Estimated Pro Forma Net Debt	601 [1][2]
Plus: Sale Leaseback Interest and Amort. @ 8.0x	109
Pro Forma Enterprise Value	**$1,409**

Transaction Multiples	
EV / 2019E Adj. EBITDA	7.5x [3][4]
EV / 2020E Adj. EBITDA	6.9x [3][4]

Sources and Uses

($ in millions)

Sources	
SPAC Cash in Trust	$200
Rollover PF Net Debt	709 [3]
Additional PIPE Equity	100
Leo Sponsor	33
Existing Shareholder Rollover	360
Total Sources of Funds	**$1,402**

Uses	
Paydown of Senior Notes	$260 [5]
Cash to Balance Sheet	17
Rollover PF Net Debt	709
Existing Shareholder Rollover	360
Leo Sponsor	33
Estimated Fees and Expenses	23
Total Uses of Funds	**$1,402**

Ownership @ $10.00 per Share[6]



SPAC Shareholders 28.6%
Additional PIPE Equity 15.3%
Leo Sponsor 4.6%
Existing Shareholder Rollover 51.5%

Key Dates

Date	Event
April 2019	▪ Announce and file preliminary proxy
June 2019	▪ Shareholder vote and close

Note: Transaction summary shown assumes $100mm PIPE investment and no redemptions from $200mm existing SPAC shareholders. Pro forma net debt is based on estimated Q1 balances that may be subject to variation at time of the consummation of the transaction (including, for the avoidance of doubt, the computation and amount of cash, capital leases, and the capitalized sale leaseback obligation based on its associated interest and amortization). Ownership figures and available cash after giving effect to redemptions may vary based on transaction redemptions. All figures exclude any employee option agreements and long-term incentive plan that may be put into place after closing for the benefit of employees of Chuck E Cheese Brands Inc.

33

(1) Includes $13mm in capital leases.
(2) For purposes of this illustration, estimated pro forma net debt is based on estimated cash at Q1 2019 end of $117 million (including ~$5 million of cash at Queso Holdings Inc.). See "Pro Forma Capitalization." To the extent actual cash is higher or debt is lower at closing, pro forma net debt and enterprise value will be lower by the same amount. To the extent actual cash is lower or debt is higher at closing, pro forma net debt and enterprise value will be higher by the same amount.
(3) Enterprise value Includes Sale Leaseback interest and amortization capitalized at 8.0x.
(4) 2019E Adj. EBITDA of $187mm and 2020E Adj. EBITDA of $205mm. CEC FY2020E shown on 52-week basis.
(5) Includes redemption premium of 2%.
(6) 1.05mm founder shares transferred to Apollo and 700,000 founder shares transferred to PIPE holders for no additional consideration.

Pro Forma Debt Capitalization

($ in millions)	Maturity	Rate	LTM Q1 2019E Estimated Current	Adj.	Pro Forma
Cash			$117 [(1)]	$17	$134
$95mm Revolver	11/16/20	L + 325	–	–	–
Term Loan B	2/14/21	L + 325	722	–	722
Net Senior Debt			**$605**		**$588**
Senior Unsecured Notes	2/15/22	8.00%	255	(255)	–
Net Total Debt [(2)]			**$860**		**$588**
Capital Leases	Various		$13	–	$13
Sale Leaseback Interest and Amort. @ 8.0x			109	–	109
LTM Q1 2019E Rent Expense @ 8.0x			738	–	738
Net Lease Adjusted Debt (Including SLB)			**$1,719**		**$1,447**
Adj. EBITDA Multiples					
LTM Q1 2019E Adj. EBITDA			$183		$183
LTM Q1 2019E Adj. EBITDAR			$275		$275
Net Senior Leverage			3.3x		3.2x
Net Total Leverage			4.7x		3.2x
Net Lease Adj. Leverage (Including SLB)			6.2x		5.3x
Annual Interest Expense [(3)]			$65	($20)	$44

Total Liquidity (Pro Forma)	
Cash	$134
Plus: Undrawn Revolver	95
Less: Letters of Credit	(9)
Liquidity	**$220**

De-leveraging balance sheet will unlock free cash flow which will accelerate investments and further realize potential growth

Note: Pro forma capitalization summary above assumes $100mm PIPE investment and no redemptions from $200mm existing SPAC shareholders. Net debt is based on estimated Q1 balances that may be subject to variation at time of the consummation of the transaction (including, for the avoidance of doubt, the computation and amount of cash, capital leases, cash rent expense, and the capitalized sale leaseback obligation based on its associated interest and amortization). Pro forma net debt and liquidity figures may vary based on redemptions.

34

(1) Reflects an estimate of cash as of Q1 2019 end (including ~$5 million of cash at Queso Holdings Inc.). Amount of actual cash will impact pro forma net debt and pro forma enterprise value. See note (2) to "Proposed Transaction Summary."
(2) Net Debt excludes capital leases consistent with the definition in Credit Agreement.
(3) Assumes Term Loan balance of $722mm and current 12-month LIBOR rate. Includes only Senior Unsecured Notes and Term Loan B cash interest.

Comparable Companies

Comparables – Relative Growth and Operational Performance



Restaurants & Entertainment
Pizza-Focused QSR
SSS
4 Quarter Average(1)
3.5%
5.5%
4.8%
2.7%
1.5%
1.4%
0.2%
Median: 2.1%
(1.7%)
Median of Pizza-Focused QSR Peers(3)
DARDEN
Sales CAGR CY2018-CY2020(2)
4.3%
10.0%
5.7%
5.5%
4.7%
1.8%
10.2%
8.4%
5.6%
4.3%
3.8%
3.1%
Median: 5.5%
0.0%
Median of Pizza-Focused QSR Peers(3)
DARDEN
VAIL RESORTS
Six Flags
Cedar Fair
SeaWorld
Adj. EBITDA CAGR CY2018-CY2020(2)
8.2%
8.3%
6.3%
3.0%
1.4%
(0.3%)
16.2%
10.5%
7.4%
6.2%
5.3%
(1.3%)
Median: 6.2%
9.5%
Median of Pizza-Focused QSR Peers(3)
DARDEN
SeaWorld
VAIL RESORTS
Cedar Fair
Six Flags
Adj. EBITDA Margin CY2019
20.1%
14.2%
12.8%
11.7%
11.1%
9.2%
37.9%
34.7%
31.3%
29.9%
29.4%
21.3%
Median: 21.3%
20.0%
Median of Pizza-Focused QSR Peers(3)
DARDEN
Six Flags
Cedar Fair
VAIL RESORTS
SeaWorld

Franchise Mix	26.1%	3.9%	0.0%	15.6%	0.0%	8.8%						0.0%	92.7%
CY2019 Adj. EBITDAR Margin	29.9%	18.8%	15.4%	13.9%	15.3%	15.4%	39.8%	36.0%	33.9%	31.4%	35.7%	30.2%	22.4%

36

Source: Company Filings, FactSet. Market data as of April 4, 2019. Utilizes medians of broker estimates.
(1) Includes most recent three quarters and unreported quarter (Q2 2018 – Q1 2019E).
(2) CEC CY2020 shown on 52-week basis.
(3) Includes Domino's, Yum! Brands, Papa Murphy's and Papa John's.

Comparable Companies Analysis – Relative Valuation

Restaurants & Entertainment | Pizza-Focused QSR

FV / 2019 Adj. EBITDA



13.3x
12.3x
10.0x
9.6x
8.4x
14.2x
11.8x
9.3x
9.3x
8.4x
8.3x
18.9x
TEXAS
DARDEN
Cracker Barrel
The Cheesecake Factory
VAIL RESORTS
Six Flags
Cedar Fair
SeaWorld
Median of Pizza-Focused QSR Peers(1)

FV / 2020 Adj. EBITDA



12.3x
11.4x
9.7x
9.0x
7.9x
13.2x
11.0x
9.0x
8.6x
7.7x
7.6x
17.5x
TEXAS
DARDEN
Cracker Barrel
The Cheesecake Factory
VAIL RESORTS
Six Flags
Cedar Fair
SeaWorld
Median of Pizza-Focused QSR Peers(1)

37

Source: Company Filings, FactSet. Market data as of April 4, 2019. Utilizes medians of broker estimates.
(1) Includes Domino's, Yum! Brands, Papa Murphy's and Papa John's.

Appendix

Reconciliation of Non-GAAP Financial Measures

($ in millions)	FY 2014[(1)]	FY 2015[(2)]	FY 2016	FY 2017	FY 2018
Net income (loss) as reported	(70.3)	(8.1)	(4.0)	52.5	(20.5)
Interest Expense	62.1	69.3	67.7	69.1	76.3
Income tax expense (benefit)	(31.3)	(4.4)	(2.9)	(74.6)	(5.2)
Depreciation and amortization	128.4	116.4	119.6	109.8	100.7
EBITDA	**$88.9**	**$173.2**	**$180.4**	**$156.8**	**$151.3**
1 Non-cash impairments, gain or loss on disposal	10.1	8.9	10.1	9.2	10.4
2 Unrealized Gain or Loss on foreign exchange	--	--	--	--	1.2
3 Non-cash stock-based compensation	13.3	0.8	0.7	0.6	0.3
4 Rent expense book to cash	9.5	7.6	7.9	5.7	7.0
5 Franchise revenue, net cash received	2.6	1.2	0.1	--	1.6
6 Venue pre-opening costs	1.3	0.8	1.6	0.9	0.2
7 One-time and unusual items	65.2	11.5	5.8	6.7	2.9
Impact of purchase accounting	1.5	1.0	1.4	0.8	--
Adjusted EBITDA	**$192.4**	**$205.0**	**$208.0**	**$180.7**	**$174.9**
Maintenance Capex	(32.2)	(29.2)	(33.8)	(35.7)	(44.7)
Free Cash Flow (FCF)	**$160.2**	**$175.8**	**$174.2**	**$145.0**	**$130.2**
Adjusted EBITDA	**$192.4**	**$205.0**	**$208.0**	**$180.7**	**$174.9**
8 Rent Expense	90.0	98.3	97.2	97.1	97.6
8 Rent Expense book to cash	(9.5)	(7.6)	(7.9)	(5.7)	(7.0)
Adjusted EBITDAR	**$272.9**	**$295.7**	**$297.3**	**$272.1**	**$265.5**

1. Relates primarily to the impairment of company-operated venues or impairments of long lived assets, gains or losses upon disposal of property or equipment, and inventory obsolescence charges in 2015 and 2014 outside of the ordinary course of business
2. Relates to unrealized gains on the revaluation of our indebtedness with our Canadian subsidiary. Effective January 1, 2018, we no longer consider undistributed income from our Canadian subsidiary to be permanently invested
3. Represents non-cash equity-based compensation expense
4. Represents the removal of non-cash portion of rent expense relating to the impact of straight-line rent and the amortization of cash incentives and allowances received from landlords, plus the actual cash received from landlords incentives and allowances in the period in which it was received
5. Represents actual cash received from franchise fees received in the period for post-acquisition franchise development agreements, which we do not start recognizing as revenue until the franchise venue is opened
6. Relates to start-up and marketing costs incurred prior to the opening of new company-operated venues and generally consists of payroll, recruiting, training, supplies and rent incurred prior to venue opening
7. One time items include non-recurring income and expenses primarily related to (i) accounting, investment banking, legal and other costs incurred in connection with the acquisition by Apollo in 2014, the sale leaseback transaction completed in 2014 and the acquisition of Peter Piper Pizza in 2014; (ii) severance expense, executive termination benefits and executive search fees; (iii) one-time integration costs, including consulting fees, accounting service fees, IT system integration costs and travel expenses incurred in connection with the integration of Peter Piper Pizza; (iv) legal fees, claims and settlements related to litigation in respect of the acquisition by Apollo in 2014; (v) legal claims and settlements related to employee class action lawsuits and settlements; (vi) one-time costs incurred in connection with the 2015 relocation of the Company's corporate offices; (vii) professional fees incurred in connection with one-time strategic corporate and tax initiatives, such as accounting and consulting service fees incurred to enhance transfer pricing and implement Play Pass, initial fees incurred in connection with the overseas outsourcing of our accounts payable and payroll function, and costs related to the transition in 2015 to new advertising agencies whereby we were under contract for duplicate advertising agency fees for a period of time; (viii) removing the initial recognition of gift card breakage revenue related to prior years on unredeemed Chuck E. Cheese's gift card balances sold by third parties; (ix) removing insurance recoveries relating to prior year business interruption losses at certain venues, primarily relating to natural disasters, fires and floods; (x) removing proceeds received related to the early termination of a venue lease by the property landlord pursuant to a decision by the landlord to demolish the shopping mall where the venue was located; (xi) one-time costs related to the early termination of a supplier contract in connection with the transition to a new supplier; (xii) one-time training and travel-related costs incurred in connection with training venue employees in connection with the implementation of our Play Pass initiative and the re-imaging effort of the venues in our Chuck E. Cheese portfolio; (xiii) one-time marketing expenses related to the grand openings of our re-imaged Chuck E. Cheese venues; and (xiv) non-recoverable account balances written off outside of the ordinary course of business
8. Figures include both venue and corporate office rent

39

(1) FY 2014 reflects combined Successor (subsequent to Apollo acquisition) and Predecessor (prior to Apollo acquisition) periods.
(2) Fiscal 2015 was 53 weeks in length and all other fiscal years presented were 52 weeks. Fiscal 2015 in the table above is presented on a 52 week basis.

Quarterly Reconciliation of Non-GAAP Financial Measures

($ in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Net income (loss) as reported	17.8	(6.2)	(11.2)	52.1	12.2	(9.0)	(9.5)	(14.2)
Interest Expense	17.0	17.1	17.5	17.5	18.6	19.1	19.1	19.5
Income tax expense (benefit)	10.8	(3.5)	(5.3)	(76.6)	3.9	(2.2)	(2.3)	(4.6)
Depreciation and amortization	28.3	27.6	27.1	26.8	26.6	25.5	24.7	23.9
EBITDA	**$73.9**	**$35.0**	**$28.1**	**$19.8**	**$61.3**	**$33.4**	**$32.0**	**$24.6**
1 Non-cash impairments, gain or loss on disposal	1.8	2.0	3.6	1.9	1.2	2.4	5.9	0.9
2 Unrealized Gain or Loss on foreign exchange	--	--	--	--	0.3	0.3	(0.4)	1.0
3 Non-cash stock-based compensation	0.2	0.1	0.2	0.1	0.1	0.2	(0.1)	0.1
4 Rent expense book to cash	1.0	1.9	1.2	1.6	2.2	2.0	1.0	1.8
5 Franchise revenue, net cash received	(0.1)	(0.3)	--	0.3	0.4	0.3	(0.0)	0.9
6 Venue pre-opening costs	0.2	0.2	0.2	0.3	0.0	0.0	0.1	0.1
7 One-time and unusual items	1.3	1.5	1.2	2.7	0.8	0.7	0.0	1.4
Impact of purchase accounting	0.2	0.6	0.0	0.0	--	--	--	--
Adjusted EBITDA	**$78.5**	**$41.0**	**$34.5**	**$26.7**	**$66.3**	**$39.3**	**$38.5**	**$30.8**
Maintenance Capex	(8.4)	(7.9)	(9.8)	(9.6)	(12.1)	(13.1)	(7.8)	(11.6)
Free Cash Flow (FCF)	**$70.1**	**$33.1**	**$24.7**	**$17.1**	**$54.1**	**$26.2**	**$30.7**	**$19.2**
Adjusted EBITDA	**$78.5**	**$41.0**	**$34.5**	**$26.7**	**$66.3**	**$39.3**	**$38.5**	**$30.8**
8 Rent Expense	23.6	24.2	24.6	24.7	24.3	25.0	24.1	24.2
8 Rent Expense book to cash	(1.0)	(1.9)	(1.2)	(1.6)	(2.2)	(2.0)	(1.0)	(1.8)
Adjusted EBITDAR	**$101.1**	**$63.3**	**$57.9**	**$49.8**	**$88.4**	**$62.3**	**$61.6**	**$53.2**

1 Relates primarily to the impairment of company-operated venues or impairments of long lived assets, gains or losses upon disposal of property or equipment, and inventory obsolescence charges in 2015 and 2014 outside of the ordinary course of business

2 Relates to unrealized gains on the revaluation of our indebtedness with our Canadian subsidiary. Effective January 1, 2018, we no longer consider undistributed income from our Canadian subsidiary to be permanently invested

3 Represents non-cash equity-based compensation expense

4 Represents the removal of non-cash portion of rent expense relating to the impact of straight-line rent and the amortization of cash incentives and allowances received from landlords, plus the actual cash received from landlords incentives and allowances in the period in which it was received

5 Represents actual cash received from franchise fees received in the period for post-acquisition franchise development agreements, which we do not start recognizing as revenue until the franchise venue is opened

6 Relates to start-up and marketing costs incurred prior to the opening of new company-operated venues and generally consists of payroll, recruiting, training, supplies and rent incurred prior to venue opening

7 One time items include non-recurring income and expenses primarily related to (i) severance expense, executive termination benefits and executive search fees; (ii) legal fees, claims and settlements related to litigation in respect of the acquisition by Apollo in 2014; (iii) legal claims and settlements related to employee class action lawsuits and settlements; (iv) professional fees incurred in connection with one-time strategic corporate and tax initiatives, such as accounting and consulting service fees incurred to enhance transfer pricing and implement Play Pass; (v) removing insurance recoveries relating to prior year business interruption losses at certain venues, primarily relating to natural disasters, fires and floods; (vi) one-time training and travel-related costs incurred in connection with training venue employees in connection with the implementation of our Play Pass initiative and the re-imaging effort of the venues in our Chuck E. Cheese portfolio; and (vii) one-time marketing expenses related to the grand openings of our re-imaged Chuck E. Cheese venues

8 Figures include both venue and corporate office rent

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Pro Forma Equity Capitalization 41 Warrants exercise price of $11.50 / share and redemption price of $18.00. SPAC shareholders warrants of 10mm at transaction close. Warrants exercise price of $11.50 / share and redemption price of $18.00. Leo warrants of 4mm at transaction close. 2mm additional shares are issued to existing CEC shareholders if prior to 12/31/21, either (i) the Company’s share price is ≥$13 for any 20-trading days within any 30-trading day period or (ii) a change of control transaction is consummated at ≥$13 per share. 2mm additional shares are issued to existing CEC shareholders if prior to 12/31/22, either (i) the Company’s share price is ≥$14 for any 20-trading days within any 30-trading day period or (ii) a change of control transaction is consummated at ≥$14 per share. (1) (2) (3) Note: Pro forma equity capitalization above assumes $100mm PIPE investment and no redemptions from $200mm existing SPAC shareholders. Figures may vary based on existing SPAC shareholder redemptions prior to closing of the transaction. Pro forma net debt is based on estimated Q1 balances that may be subject to variation at time of the consummation of the transaction (including, for the avoidance of doubt, the computation and amount of cash, capital leases, and the capitalized sale leaseback obligation based on its associated interest and amortization). All figures exclude any employee option agreements and long-term incentive plan that may be put into place after closing for the benefit of employees of Chuck E Cheese Brands Inc.

New Venue Performance – Cash-on-Cash Returns Analysis

New Chuck E. Cheese's Venues

CHUCK E. CHEESE'S	Target Year 1
Revenue	~$2,000,000
Venue-Level Adj. EBITDA(1)	~$700,000
% margin	*~35%*
Cost to Build(2)	~$2,500,000
Cash-on-Cash Return(3)	*~30%*
Average 5-Year Cash-on-Cash Return	*~25%+*

Near-term venues targeted in larger markets (e.g. New York)


Chuck E. Cheese
PIZZERIA & GAMES
1403


PASQUALLY'S PIZZERIA
YOU WON!

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(1) Venue-Level Adjusted EBITDA figures exclude franchise fees and royalties, advertising expense and corporate general and administrative expenses.
(2) Cost to build adjusted for tenant incentives and capital overhead.
(3) Calculated as Venue-Level Adj. EBITDA / Cost to Build.